CENTENARY INTERNATIONAL CORP.

NEWS RELEASE

FOR IMMEDIATE RELEASE

CENTENARY INTERNATIONAL CORP. to acquire control of
Petrolera Cerro Negro SA (PCN), a company which owns certain rights to the Oil
& Gas Area known as “Cerro Negro,” Argentina

Buenos Aires, Argentina –  September 25, 2009 – Centenary International Corp. (“Centenary” or the “Company”) is pleased to announce that on September 22nd 2009, it executed a non-binding Memorandum of Understanding (the “MOU”) with Clear S.R.L. of Comodoro Rivadavia, Argentina (“Clear SRL”), Oil m&s S.A. (“Oil m&s”) and Petrolera Cerro Negro S.A. (“PCN”) pursuant to which Centenary shall acquire from Clear SRL ninety-nine and 99/100 percent (99.99%) of the issued and outstanding shares of  PCN which shall become a majority-owned subsidiary of Centenary.  PCN owns the Oil & Gas Area Concession of “Cerro Negro,” Chubut Province, Argentina, valued at approximately US$1,064,935.  In payment for the PCN shares, Centenary will issue to Clear SRL a total of 2,129,870 new shares of Centenary common stock.  In addition, Oil will loan to PCN sufficient funds to comply with a Development Program which provides for the drilling of 11 wells in the concession over a specified period of time.  The loan to PCN will provide that Oil m&s may, at its option, elect to convert the balance of the loan to 2,129,870 shares of Centenary common stock following completion of the eleven new wells.

The acquisition of PCN by Centenary will be a related party transaction since Clear SRL is owned sixty percent (60%) by Mr. Cristobal Manual Lopez.  Centenary is owned forty-eight and 37/100 percent (48.37%) directly by Mr. Lopez and forty and 40/100 percent (40.40%) by Oil m&s.  Mr. Lopez owns forty percent (40%) of Oil m&s and serves as its President and director.  Mr. Carlos Fabian DeSousa, the President and sole director of Centenary, is a thirty percent (30%) owner of Oil m&s and serves as its Vice President and director.

The acquisition is subject to the signing of a definitive acquisition agreement by the parties.  Closing of the acquisition of PCN is also subject to a number of conditions and legal regulations to be completed during approximately the next 180 days.

The Cerro Negro concession is a 186 km2 area in Chubut Province in the South of Argentina, with 16 out of 20 oil wells in production at present. Until 12/31/2008 it had an accumulated production of 1,500,000 barrels of oil equivalent (“boe”).

The concession finishes on 12/31/ 2025 and until this time the proved reserves of oil reach 6,700,000 boe and unproved reserves reach 7,300,000 boe.

Management of the Company looks forward to providing our shareholders with further details related to the Cerro Negro concession in upcoming announcements.

About Centenary

Centenary International Corp. is a company that was created in 1997, and control of which was acquired by Oil m&s, S.A. and other related parties in November 2006, with the purpose of identifying and obtaining projects related to the energy industry, particularly in South America. These projects can be acquired by direct investment, or by means of total or partial acquisition of an existing business or company.

Centenary is engaged in developing an energy business, mainly focusing in oil and gas exploration and production, while attempting to increase the projects’ market value and maximize our stockholders’ benefits.

Company Contact

Carlos Fabián De Sousa

President

Telephone: e-mail:	(54-11) 4314-1006 fdsousa@oilms.com.ar